December 21, 2007

The Japan Fund, Inc.
c/o State Street Bank and Trust Company
Two Avenue de Lafayette
LCC 0695
Boston, MA 02111
Attention:  William Givens, Chief Executive Officer

        RE:  $5,000,000 Committed Unsecured 364-Day Line of Credit Facility.

Ladies and Gentlemen:

         State Street Bank and Trust Company (the "BANK") is pleased to make available a $5,000,000 committed, unsecured line of credit (the "COMMITTED LINE") to The Japan Fund, Inc. (the "Borrower"), a Maryland corporation and an investment company registered under the Investment Company Act, on the following terms and conditions:

         I.       Committed Line

         1. TERM. The Committed Line shall commence on the date hereof and expire December 19, 2008 (the "EXPIRATION DATE"), unless extended in the discretion of the Bank or terminated by the Borrower as provided herein. The Borrower may terminate the Committed Line upon three (3) days prior written notice and payment of all outstanding principal, interest, fees, costs, expenses and other amounts owing by the Borrower to the Bank hereunder on the effective date of termination.

         2. NOTICE AND MANNER OF BORROWINGS. Subject to the terms and conditions hereof, the Bank shall make revolving loans to the Borrower under the Committed Line (each such loan, a "LOAN"); PROVIDED that, in each case after giving effect to the requested Loan, (i) the aggregate outstanding Indebtedness of the Borrower (including the aggregate principal amount of all Loans outstanding) shall not exceed the Maximum Amount and (ii) the outstanding amount of Loans shall not exceed the Committed Line Amount. Each request for a Loan hereunder, shall be made in writing by the Borrower by delivering a completed loan request in the form of EXHIBIT B attached. Each such Loan request shall be made by the Borrower and received by the Bank not later than 3:00 p.m., Boston time, on the Business Day on which such Loan is to be made. Each Loan request hereunder shall be deemed to be a confirmation by the Borrower that no Default or Event of Default has occurred and is continuing hereunder, that the representations and warranties of the Borrower described below remain true and correct, and that no borrowing limitations applicable to the Borrower or the Committed Line


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(including those set forth in clauses (i) and (ii) of the proviso above in this
Section) will be exceeded after giving effect to the requested Loan, each of which shall be a precondition to the making of any Loan hereunder.

         3. EVIDENCE OF INDEBTEDNESS. All Loans will be evidenced by a promissory note in the form attached hereto as EXHIBIT A executed by the Borrower (as amended, restated, extended, replaced or otherwise modified and in effect from time to time, the "NOTE"). The Borrower hereby authorizes the Bank to record each Loan and the corresponding information on the schedule forming part of the Note, and, absent manifest error, this record shall govern and control. The failure by the Bank to record, or any error in so recording, any such amount on the Bank's books and records, such schedule, or any other record maintained by the Bank, shall not limit or otherwise affect the obligation of the Borrower to make payments of principal of and interest on each Loan as provided herein.

         4. INTEREST RATE. Principal on each outstanding Loan shall bear interest at a variable rate per annum equal to the Federal Funds Rate as in effect from time-to-time plus .50%. Interest on each Loan shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Following the occurrence of an Event of Default hereunder, unpaid principal on any Loan, and to the extent permitted by applicable law, unpaid interest on any Loan, shall thereafter bear interest, compounded monthly and payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such Loan hereunder.

         5. PAYMENTS AND PREPAYMENTS; RECOURSE. (a) The Borrower hereby promises to pay accrued interest on all Loans monthly in arrears on the third Business Day of each month for the month most recently ended. The Borrower hereby promises to repay the principal amount of each outstanding Loan, together with all accrued and unpaid interest thereon, upon the earliest of (i) 60 days following the date on which such Loan is made, (ii) the date on which such Loan becomes due pursuant to Section II(4) below following the occurrence of an Event of Default, or (iii) the Expiration Date, PROVIDED that the Borrower may not have one or more Loans outstanding hereunder for a period in excess of 60 consecutive calendar days. The Borrower further covenants and agrees to repay
(1) the outstanding aggregate principal amount of any Loans to the extent such amount, together with the outstanding aggregate principal amount of other Indebtedness, exceeds the Maximum Amount at such time, such repayment to occur promptly, but in any event within three Business Days after the earlier of written demand by the Bank or the Borrower becoming aware of any such circumstance, and (2) any amount by which the then outstanding aggregate principal amount of all Loans at any time exceeds the Committed Line Amount, such repayment to be made promptly upon the earlier of written demand by the Bank or the Borrower becoming aware of any such circumstance. Loans may be prepaid at the option of the Borrower without penalty or premium, and any amounts prepaid may be reborrowed subject to the terms hereof.

            (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made not later than 2:00 p.m. Boston time on the date due in immediately available United States dollars at the Bank's office at

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Copley Place Tower, 100 Huntington Avenue,, Boston, Massachusetts or as
otherwise directed in writing by the Bank. All such payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the Loan Documents, the Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under the Loan Documents, such additional amount in United States dollars as shall be necessary to enable the Bank to receive the same amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrower. As and when reasonably available, the Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under the Loan Documents.

            (c) The Bank and the Borrower acknowledge and agree that the Bank shall look solely to the property of the Borrower for the enforcement of any claim against the Borrower. None of the trustees, officers, employees, agents or shareholders of the Borrower assumes any personal liability for the obligations entered into by the Borrower with respect to the Committed Line.

         6. USE OF LOAN PROCEEDS. Proceeds of Loans may be used only (a) for temporary and emergency purposes consistent with the then current investment objectives and fundamental investment restrictions of the Borrower, (b) to temporarily finance the purchase or sale of securities for prompt delivery if the Loan is to be repaid promptly in the ordinary course of business upon completion of such purchase or sale transaction or (c) to temporarily finance the redemption of the shares of an investor of the Borrower. Each Loan shall be made in compliance with, and subject to, Federal Reserve Regulation U and no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank or the Borrower.

         7. DOCUMENTATION FEE; COMMITMENT FEE. As a condition to the effectiveness of the Agreement, on the date hereof the Borrower shall pay to the Bank a documentation fee of $5,000. In addition, the Borrower shall pay to the Bank a commitment fee at the rate of .10% per annum on the unused portion of the Committed Line Amount. Such commitment fee shall accrue from and including the date hereof to but excluding the Expiration Date. Accrued commitment fees payable by the Borrower hereunder shall be payable quarterly in arrears on the first (1st) day of each April, July, October and January for the immediately preceding calendar quarter and on the Expiration Date or any earlier date upon which the Committed Line hereunder may be terminated (including pursuant to Article II, Section 4 hereof upon the occurrence of an Event of Default).

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         II.      General Loan Terms

         1. COVENANTS. Until all Obligations of the Borrower with respect to the Committed Line have been paid or performed in full and the Committed
Line has been terminated, unless otherwise consented to in writing by the Bank, the Borrower hereby covenants and agrees as follows:

                  (a) not to create, assume or suffer to exist any Indebtedness such that the outstanding principal amount of Indebtedness (including Loans hereunder) at any time exceeds 10% of Adjusted Net Assets;

                  (b) not to issue any preferred stock or create, incur, assume, suffer to exist, or guarantee, any Indebtedness other than, to the extent permitted by the Prospectus (i) Indebtedness owing to the Bank; (ii) Indebtedness owing to the Custodian of the Borrower incurred in connection with such custody relationship; (iii) other Indebtedness existing as of the date of this Agreement and disclosed on EXHIBIT C hereto; (iv) preferred stock or Indebtedness issued or incurred with the prior written consent of the Bank; (v) other Indebtedness incurred in the ordinary course of the Borrower's business in connection with portfolio investments and investment techniques permissible under the Investment Company Act (and not for the primary purpose of borrowing money), but only to the extent such Indebtedness is reflected as a liability in the calculation of Adjusted Net Assets;

                  (c) not to create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien, hypothecation, or other charge or encumbrance upon any of its assets or properties, or enter into any agreement preventing it from encumbering any such assets or properties other than, to the extent permitted by the Prospectus (i) those in favor of the Bank or its affiliates or subsidiaries; (ii) those existing on the date hereof and described on EXHIBIT D hereto; (iii) those in favor of the Custodian securing Indebtedness permitted by Section II(1)(b)(ii) above; (iv) those for which the Bank has given its prior written consent; (v) those arising in the ordinary course of the Borrower's business out of or in connection with portfolio investments and investment techniques securing Indebtedness permitted by Section II(1)(b)(v) above; (vi) liens for taxes, fees, assessments and other governmental charges not yet due and payable and with respect to which reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained; and (vii) any lien on margin stock (as defined under Federal Reserve Regulation U) if and to the extent the value of all margin stock of the Borrower exceeds 25% of the total of the assets subject to this section.

                  (d) to (i) duly observe and comply in all material respects with all applicable laws, including, without limitation, the Investment Company Act and any asset coverage and borrowing restrictions and restrictions on Indebtedness and extensions of credit contained therein and applicable to the Borrower, and applicable securities laws and regulations, in each case except to the extent that any failure to observe or comply could not reasonably be expected to have a Material Adverse Effect; (ii) pay all taxes and governmental charges prior to the time they become delinquent, unless such taxes or charges are being contested in good faith by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally

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Page 5


accepted accounting principles are being maintained; (iii) maintain in full force and effect all licenses and permits necessary in any material respect for the proper conduct of its business; (iv) maintain its status as an open-end management investment company registered under the Investment Company Act and its status as a regulated investment company under Subchapter M of the Internal Revenue Code; (v) operate in material compliance with its declaration of trust, certificate or articles of incorporation, by-laws and/or other organizational documents and the Prospectus; (vi) except for Permitted Mergers, not merge or consolidate with or into any entity or purchase all or substantially all of the assets or stock of any entity or sell or otherwise transfer all or any material portion of its assets (other than the sale of portfolio assets in the ordinary course of business as described in the Prospectus); (vii) not permit there to occur a change in the investment adviser from the Investment Adviser without the prior written consent of the Bank; (viii) not permit there to occur a change in the custodian of any its assets from the Custodian without the prior written consent of the Bank; (ix) not permit any change in its material investment objectives or in the fundamental investment restrictions as described in the Prospectus, in any such case without the prior written consent of the Bank, which consent will not be unreasonable withheld or delayed; (x) promptly after becoming aware thereof, notify the Bank of any default under, or termination of, any agreement with the Custodian or with the Investment Adviser and provide to the Bank a copy of any notice or claim of any such default or termination; (xi) promptly after becoming aware thereof, notify the Bank of any material litigation or governmental proceeding or investigation commenced or threatened in writing against it, to the extent permitted by applicable law; and (xii) promptly after becoming aware thereof notify the Bank of the occurrence of any Default or Event of Default hereunder;

                  (e) subject to the terms of any existing confidentiality agreement between the Borrower and the Bank, to permit the Bank or its representatives and agents to visit and inspect its properties and to make copies or abstracts from such its books and records at all such reasonable times and as often as may be reasonably desired, PROVIDED that to the extent the Bank receives confidential information of the Borrower the Bank will treat such information as confidential;

                  (f) to submit to the Bank: (i) within 60 days after the end of each semi-annual period in each fiscal year, its semi-annual or annual, as the case may be, financial statements, including a statement of assets, liabilities and investments as of the end of each such period in a form acceptable to the Bank and, in the case of annual statements, audited by Briggs, Bunting & Dougherty, LLP or by another certified public accountant firm reasonably satisfactory to the Bank; (ii) promptly, all proxy materials, reports to shareholders and other information delivered to its shareholders; (iii) promptly, all material reports, documents or other information relating to its financial condition that are delivered to the United States Securities and Exchange Commission, including in any event, copies of any material change to the Prospectus or registration statement; (iv) prior to any Loan request or advance, and weekly on the first Business Day of each week as of the last Business Day of the preceding week if any Loans were outstanding on such Business Day, a certificate in the form attached as EXHIBIT B showing compliance with the borrowing limitations in Section I(2) above; and (v) such other financial statements and information as to the Borrower or the Investment

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Adviser as the Bank may reasonably request from time to time (all financial statements required hereunder to be prepared in accordance with generally accepted accounting principles consistently applied subject, in the case of semi-annual financial statements, to the absence of footnotes and to normal year-end audit adjustments);

                  (g) if at any time more than 25% of the value of the aggregate assets of the Borrower, including after applying the proceeds of all Loans, is represented by margin stock (as such term is defined under Federal Reserve Regulation U), the Borrower will deliver to the Bank all such documents and information as it may reasonably request to establish compliance with the rules and regulations promulgated by the Board of Governors of the U.S. Federal Reserve System; and

                  (h) execute and deliver such additional instruments and take such further actions as the Bank may from time to time reasonably request to effect the purpose of the Loan Documents and the Loans.

         Notwithstanding anything to the contrary in Section II(1)(f) above, but without in any way limiting the rights of the Bank set forth therein, unless the Bank shall request paper copies of the financial and other information otherwise required to be furnished by the Borrower to the Bank pursuant to subsections (i) and (ii) of such Section II(1)(f) above, the Borrower may deliver all such information to the Bank in a printable format by electronic means. The Borrower may make such electronic delivery by: (i) sending such information as an electronic mail attachment to such electronic mail addresses as shall be designated by the Bank, as applicable; or (ii) notifying the Bank by electronic mail (to such electronic mail addresses as shall be designated by the Bank, as applicable) that the documents are available on a website accessible to the Bank and further indicating a website hyperlink directing the user directly to the referenced documents posted thereon; PROVIDED that such information shall be made available on or before the dates specified in said subsections (i) and (ii) of such Section II(1)(f) above. Nothing contained in this paragraph shall require the Bank to maintain copies of the financial and other information referred to in this paragraph, and the Bank shall be solely responsible for requesting physical delivery of such information, or maintaining any such information, as applicable. The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there may be confidentiality and other risks associated with such distribution. In no event shall the Bank or any of its officers, directors, employees, agents, advisors or representatives have any liability to the Borrower for damages of any kind, including without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses arising out of the Borrower's transmission of communications through the internet.

         2. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that:

                  (a) the Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) is registered as an open-end management investment company under the Investment Company Act; (iii) is qualified as a regulated investment company within the meaning of the Internal Revenue Code; (iv) has all requisite

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power and authority to own its property and conduct its business as is now conducted and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) is in compliance with its declaration of trust, certificate or articles of incorporation, by-laws and/or other organizational documents and applicable law, including, without limitation, the Investment Company Act and Federal Reserve Regulations T, U and X; and (vi) has filed all required income tax returns and has paid all taxes due pursuant to such returns (other than those that are being contested in good faith by appropriate proceedings), and the charges, accruals and reserves on the books and records of the Borrower with respect to such taxes and charges are adequate;

                  (b) the execution, delivery and performance of each of the Loan Documents by the Borrower (i) are, and will be, within its power and authority; (ii) have been authorized by all necessary trust or corporate proceedings, as the case may be; (iii) do not, and will not, require the consent of any shareholders or other equity holders of the Borrower or approvals of any governmental authority, other than those which have been received; (iv) will not contravene any provision of, or exceed any limitation contained in, the certificate or articles of incorporation, declaration of trust, by-laws and/or other organizational documents of the Borrower or the Prospectus or any judgment, decree or order or any law, rule or regulation applicable to the Borrower, including, without limitation, the Investment Company Act; (v) are, and will be, in compliance with Federal Reserve Regulations T, U and X and the Investment Company Act; (vi) do not constitute a default under any other material agreement, order or undertaking binding on the Borrower; and (vii) do not require the consent or approval of any obligee or holder of any instrument relating to any Other Indebtedness or any other party other than for those consents and approvals which have been received;

                  (c) not more than 25% of the value (as determined by any reasonable method) of the Borrower's assets are represented by "margin stock" (as defined under Federal Reserve Regulation U); and the execution, delivery and performance by the Borrower of this Agreement, the Note, and the other Loan Documents and the transactions contemplated hereunder and thereunder will not violate Regulation U; no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank or the Borrower, including Federal Reserve Regulation U;

                  (d) each of the Loan Documents constitutes the legal, valid, binding and enforceable obligation of each of the Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles;

                  (e) all financial statements of the Borrower previously furnished to the Bank by the Borrower were prepared in accordance with generally accepted accounting principles (subject, in the case of semi-annual financial statements, to the absence of footnotes and to normal year-end audit adjustments) and present fairly and completely the financial position of the Borrower; since the date of the most recent audited financial statements furnished to the Bank prior to the date of this Agreement, there has been no

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As of  December 21, 2007
Page 8


material adverse change in the assets, liabilities, financial condition or business of the Borrower other than in the ordinary course of business; and the Borrower has disclosed to the Bank any and all facts which, to the best of its knowledge, after due inquiry, materially and adversely affect or could reasonably be expected to materially and adversely affect, the business, assets, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents;

                  (f) the Borrower has good and marketable title to all its material properties, assets and rights of every name and nature purportedly owned by it except for encumbrances permitted by Section II(1)(c) above;

                  (g) there is no litigation, arbitration, proceeding or investigation pending or, to the best of the Borrower's knowledge, overtly threatened against, the Borrower or the Investment Adviser which could reasonably be expected to result in a Material Adverse Effect, except those described on EXHIBIT E attached hereto;

                  (h) the shares of the Borrower have been registered under the Securities Act of 1933 and are eligible for sale under applicable state and federal securities laws and regulations;

                  (i) with regard to the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as amended and in effect from time to time ("ERISA"), the Borrower is not treated as a single employer with any other person under ERISA, and does not have any liability with respect to any benefit arrangement, plan or multi-employer plan subject to ERISA;

                  (j) the Borrower is not an "Affiliated Person", as defined in the Investment Company Act, of the Bank;

                  (k) the Investment Adviser (or any replacement investment adviser appointed with the Bank's consent) serves as investment adviser to the Borrower, and the Custodian serves as custodian for the assets of each of the Borrower; and

                  (l) the Borrower has complied in all material respects with, and is in compliance in all material respects with, the investment objectives and policies and investment restrictions set forth in the Prospectus.

         The requesting of each Loan hereunder by the Borrower shall be deemed to be a reaffirmation by the Borrower as to the representations and warranties contained in this Section II(2) and confirmation that no Default or Event of Default has occurred hereunder or will exist immediately after the making of such Loan.

         3. DEFAULT. It will be a default hereunder if any of the following events (each, an "EVENT OF DEFAULT"):

                  (a) the Borrower fails (i) to pay when due any amount of principal of any Loan, whether on demand, at maturity, upon acceleration, pursuant to a mandatory repayment or prepayment provision hereof or otherwise,

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As of December 21, 2007
Page 9


or (ii) to pay within three Business Days of when due any amount of interest on any Loan or any fees or expenses or other amounts payable under any of the Loan Documents; or

                  (b) the Borrower (i) shall fail to perform any term, covenant or agreement contained in any of Sections II(1)(a)-(c) hereof or in any of Sections II(1)(d)(iv)-(xiii) hereof; or (ii) shall fail to perform any term, covenant or agreement contained in any of the Loan Documents (other than those specified elsewhere in this Section II(3)) or a default or event of default occurs thereunder and, in the case of this clause (ii), such failure or default or event of default shall continue for a period of thirty (30) days; or

                  (c) any material representation or warranty of the Borrower made in any of the Loan Documents or as an inducement for the Bank to make any Loan shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

                  (d) the Borrower fails to observe or perform beyond any applicable grace period any term, covenant or agreement evidencing or securing Other Indebtedness and the effect thereof is to cause, or permit the holder or holders of such Other Indebtedness to cause, such Other Indebtedness to become due prior to its stated maturity; or

                  (e) the Borrower or the Investment Adviser (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property; (ii) is generally not paying its debts as such debts become due; (iii) makes a general assignment for the benefit of its creditors; (iv) commences any case or proceeding under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (v) fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (vi) takes any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing; or (vii) discontinues its business; or

                  (f) a proceeding or case shall be commenced against the Borrower or the Investment Adviser without the application or consent of such party, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets; or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower or the Investment Adviser or action under the laws of the jurisdiction of incorporation or organization of the Borrower or the Investment Adviser similar to any of the foregoing shall be taken with respect to the Borrower or the Investment Adviser and shall continue unstayed and in effect for any period of 60 days; or

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As of December 21, 2007
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                  (g) a final judgment or final order for the payment of money is entered against the Borrower by any court of competent jurisdiction, or an execution or similar process is issued or levied against property of the Borrower that in the aggregate exceeds 5% of the value of the Net Assets of the Borrower and such judgment, order, warrant or process is not within 30 days after entry thereof discharged or stayed pending appeal or is not discharged within 30 days after the expiration of such stay; or

                  (h) the Borrower shall challenge the validity or enforceability of any portion of any of the Loan Documents; or

                  (i) any investment advisory agreement which is in effect on the date hereof relating to the Borrower terminates, the Investment Adviser ceases to serve as the investment adviser for the Borrower, or the Custodian ceases to serve as the custodian for the Borrower's assets, in each instance without the prior written consent of the Bank; or

                  (j) the Borrower shall violate any of its fundamental investment policies or restrictions as in effect from time to time, including those as set forth in the Prospectus.

         4. REMEDIES. Upon the occurrence of an Event of Default described in Section II(3)(e) and (f), immediately and automatically; and upon the occurrence of any other Event of Default at any time thereafter while such Event of Default is continuing, at the Bank's option and upon the Bank's declaration:

                  (a) the Committed Line established hereunder shall terminate;

                  (b) the unpaid principal amount of the Loans to the Borrower, together with accrued and unpaid interest thereon, all fees, expenses and other Obligations of the Borrower hereunder and under the other Loan Documents, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

                  (c) the Bank may exercise any and all rights it has under any of the Loan Documents and proceed to protect and enforce the Bank's rights by any action at law, in equity or other appropriate proceeding.

         Subject to the terms of Section I(5)(c) above the Borrower authorizes the Bank and the Custodian, following the occurrence and during the continuance of an Event of Default, to charge and setoff against any deposit account or other account maintained with either the Bank or the Custodian on behalf of the Borrower and apply the proceeds thereof against repayment of any unpaid Obligations of the Borrower hereunder and under the other Loan Documents. In addition, the Custodian, following the occurrence and during the continuance of an Event of Default, is hereby directed by the Borrower to dispose of the Borrower's assets as selected by the Investment Adviser to the extent necessary to repay all amounts due to the Bank from the Borrower to the extent that the Obligations of the Borrower hereunder and under the other Loan Documents have not been paid when due or if any other Event of Default has occurred. If the

The Japan Fund, Inc.
As of December 21, 2007
Page 11


Investment Adviser does not select a sufficient amount of assets to repay all amounts due to the Bank from the Borrower within a reasonable time during the continuance of an Event of Default, the Custodian is hereby directed by the Borrower, upon one day's prior written notice to the Borrower and the Investment Adviser, to dispose of the Borrower's assets to the extent necessary to repay all amounts due to the Bank from the Borrower. The foregoing shall be deemed to be continuing and irrevocable "proper instructions" to the Custodian for all purposes under the applicable custody agreement between the Borrower and the Custodian. The foregoing shall be in addition to any other rights or remedies the Bank and the Custodian may have against the Borrower following the occurrence of an Event of Default hereunder.

         No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise, and no course of dealing or delay by the Bank in exercising any right shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank.

         5. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given one Business Day after delivery to an overnight courier or when delivered by hand or by facsimile to the addresses or facsimile numbers given below and in each case such delivery is confirmed to have been made. Notices (a) to the Bank shall be given to State Street Bank and Trust Company, Copley Place Tower, Box 5303, Boston, Massachusetts 02206, Attention:
James H. Reichert or Mutual Fund Lending Department Head, or via facsimile at
(617) 937-8889 or, if delivered by overnight courier service, at State Street Bank and Trust Company, 4 Copley Place, 5th Floor, Boston, Massachusetts 02216,
Attention: James H. Reichert or Mutual Fund Lending Department Head , and (b) to the Borrower shall be deemed to have been given if given at the address stated at the beginning of this Agreement, or via facsimile at (212) 450-3684 in either case to the attention of: Nora M. Jordan.

         6. AMENDMENTS AND WAIVERS. No waivers shall be effective unless in writing. No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise; or by statute or any other provision of law; and no course of dealing or delay by the Bank in exercising any right hereunder shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank. All amendments hereto must be in writing signed by all parties hereto.

         7. ASSIGNMENTS AND PARTICIPATIONS. The Borrower may not assign or transfer or participate any of its rights under any of the Loan Documents without the prior written consent of the Bank. The Bank may assign or transfer its rights hereunder to any other person or entity with the prior consent of the Borrower, such consent not to be unreasonably withheld and such consent not being required during the continuance of an Event of Default. The Bank may also pledge or participate its rights hereunder to any Federal Reserve Bank or to any other person or entity without the consent of the Borrower; PROVIDED HOWEVER, that no such person or entity taking solely a participation interest in any of the Obligations of the Borrower hereunder and under the other Loan Documents, without the consent of the Borrower, shall have any rights with respect to such participation other than the right to vote on changes in interest, fees, line

The Japan Fund, Inc.
As of December 21, 2007
Page 12


amount, principal payments, maturity or other payment dates, and any advance rates or borrowing limitations described herein.

         8. SETOFF. Any amounts owing from the Bank to the Borrower, including deposits (general or special, time or demand, provisional or final), may, at any time following the occurrence and during the continuance of an Event of Default, and to the fullest extent permitted by applicable law, be set off and applied against the obligations of the Borrower hereunder and under the other Loan Documents.

         9. EXPENSES. Subject to the terms of Section I(5)(c) above, the Borrower agrees to pay within 30 days of receiving written demand therefor all reasonable expenses of the Bank in connection with the amendment, waiver, default or collection of the Obligations of the Borrower hereunder and under the other Loan Documents or in connection with the Bank's exercise or enforcement, following an Event of Default, of any of its rights, remedies or options of the Borrower hereunder and under the other Loan Documents, including, without limitation, reasonable fees of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses; and the amount of all such expenses shall, to the extent not paid within thirty (30) days after written demand therefore by the Bank, bear interest at the rate applicable to the Loans (including any default rate) until paid in full.

         10. INDEMNIFICATION. Subject to the terms of Section I(5)(c) above, the Borrower agrees (a) to indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the Note; and (b) to indemnify and hold harmless the Bank and its directors, officers, employees, agents and affiliates from and against any and all liabilities, losses, damages, costs, and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by the Bank in connection with any civil, investigative, administrative or judicial proceeding (whether or not the Bank shall be a designated party thereto) relating to or arising out of this Agreement or any of the other Loan Documents or any actual or proposed use of proceeds of any Loans hereunder, PROVIDED that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

         11. WAIVER OF JURY TRIAL. Except as prohibited by law, neither the Borrower nor the Bank nor any assignee or successor of any of them, shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of any of the Loan Documents. Neither the Borrower nor the Bank will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

The Japan Fund, Inc.
As of December 21, 2007
Page 13


         12. JURISDICTION. EACH OF THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED ABOVE. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original document, but all of which together shall constitute one and the same instrument.

         14. USA PATRIOT ACT. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT ACT"), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

         15. DEFINITIONS. Except as otherwise defined herein, all financial terms shall be defined in accordance with generally accepted accounting principles. The following defined terms as used herein shall have the following meanings:

                  "ADJUSTED NET ASSETS" shall mean, as applied to the Borrower at any time, (i) the value of the Total Assets of the Borrower at such time, LESS (ii) Total Liabilities (excluding Indebtedness for borrowed money) of the Borrower at such time, LESS (iii) without duplication, the value of any assets segregated for the benefit of, or otherwise subject to any pledge, security interest, hypothecation or other lien or encumbrance in favor of, any party other than the Bank.

                  "AGREEMENT" shall mean this letter agreement and all appendices, exhibits and schedules attached hereto, as any of the same may be amended, restated, extended, replaced or otherwise modified and in effect from time to time.

                  "BANK" shall have the meaning given to such term in the preamble hereto.

                  "BORROWER" shall have the meaning given to such term in the preamble hereto.

                  "BUSINESS DAY" shall mean any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts or in Tokyo, Japan a legal holiday or a day on which banking institutions are required or authorized by law to close.

The Japan Fund, Inc.
As of December 21, 2007
Page 14


                  "COMMITTED LINE" shall have the meaning given to such term in the preamble hereto.

                  "COMMITTED LINE AMOUNT" shall mean $5,000,000.

                  "CUSTODIAN" shall mean State Street Bank and Trust Company, in its capacity as custodian of the assets of the Borrower.

                  "DEFAULT" shall mean any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                  "ERISA" shall have the meaning given to such term in Section II(2)(i) hereof.

                  "EVENT OF DEFAULT" shall have the meaning given to such term in Section II(3) hereof.

                  "EXPIRATION DATE" shall have the meaning given to such term in
Section I(1) hereof.

                  "FEDERAL FUNDS RATE" shall mean, at the relevant time of reference thereto, the rate that appears on Bloomberg page BTMM, as quoted by Garban Limited, as of 9:30 a.m. (Boston time), as the "Federal Funds Ask" rate, or, if unavailable, the quotation received by the Bank from a federal funds broker of recognized standing as selected by the Bank in its reasonable discretion.

                  "INDEBTEDNESS" shall mean, as applied to the Borrower (a) all obligations for borrowed money or extensions of credit; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations under any lease which are or should be capitalized in accordance with generally accepted accounting principles; (e) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor (whether by way of loan, stock purchase, capital contribution or otherwise), to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit or performance or surety bonds, or other similar obligations; (f) all obligations in respect of judgments; (g) all obligations in respect of banker's acceptances and under reverse repurchase agreements; and (h) all net obligations in respect of swaps, futures contracts, options, options on futures contracts and other similar portfolio investments and investment techniques, including all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, or with respect to which assets have been segregated, whether or not the liability

The Japan Fund, Inc.
As of December 21, 2007
Page 15


secured thereby shall have been assumed, including without limitation, any cash or securities held or otherwise pledged as collateral in connection with any such portfolio investments or investment techniques.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, together with all related rules and regulations promulgated thereunder.

                  "INVESTMENT ADVISER" shall mean Fidelity Management & Research Company, a Massachusetts corporation, or any affiliate thereof.

                  "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940, as amended, together with all related rules and regulations promulgated by the United States Securities and Exchange Commission relating thereto.

                  "LOAN" shall have the meaning given to such term in Section I(2) hereof.

                  "LOAN DOCUMENTS" shall mean this Agreement, the Note and any other documents executed in connection herewith, as any of the same may be amended, restated, extended, renewed, replaced or otherwise modified and in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the financial condition, operations, performance or properties of the Borrower, (b) the rights or remedies of the Bank under the Loan Documents, or
(c) the ability of the Borrower to perform its obligations under the Loan Documents.

                  "MAXIMUM AMOUNT" shall mean, at any time with respect the Borrower, the lesser of (a) 10% of the Adjusted Net Assets of the Borrower at such time, and (b) the maximum amount which the Borrower is permitted to borrow (after taking into account all then outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the Borrower, any agreement of the applicable Borrower with any foreign, federal, state or local securities division to which the Borrower is subject, any other applicable agreement or document to which the Borrower is a party or any law, rule or regulation applicable to the Borrower.

                  "NET ASSETS" shall mean, with respect to the Borrower at any time, the value of the Total Assets of the Borrower at such time less the Total Liabilities of the Borrower at such time.

                  "NOTE" shall have the meaning given to such term in Section I(3) hereof.

                  "OBLIGATIONS" shall mean any and all obligations of the Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

The Japan Fund, Inc.
As of December 21, 2007
Page 16


                  "OTHER INDEBTEDNESS" shall mean any Indebtedness of the Borrower to the Bank or any other Person having an aggregate principal amount inexcess of 5% of the Borrower's Net Assets.

                  "PERMITTED MERGER(S)" shall mean the merger of the Borrower with and into any other entity so long as the Borrower is the survivor of such merger; PROVIDED that, in the case of any such merger pursuant to the foregoing clause, (a) the Borrower shall have provided written notice in reasonable detail to the Bank of its intention to effect such merger at least ten (10) Business Days prior to the effectiveness of such merger, and (b) no Default or Event of Default shall exist or result from such merger (including, without limitation, any failure to satisfy the borrowing limitations contained in Section I(2) as a result thereof).

                  "PROSPECTUS" shall mean at any time the then current prospectus and statement of additional information of the Borrower.

                  "TOTAL ASSETS" shall mean all assets of the Borrower which in accordance with generally accepted accounting principles would be classified as assets on a balance sheet of the Borrower at such time. For purposes of this definition, the value of the Borrower's assets shall be determined based upon the current market value thereof with reference to daily prices provided by independent pricing sources and otherwise in accordance with the Investment Company Act.

                  "TOTAL LIABILITIES" shall mean at any time, the aggregate amount of all items which would be set forth as liabilities on a balance sheet of the Borrower at such time in accordance with generally accepted accounting principles.

                  [Remainder of page intentionally left blank.]

The Japan Fund, Inc.
As of December 21, 2007
Page 17


If the foregoing satisfactorily sets forth the terms and conditions of the Committed Line, please execute and return to the undersigned each of the Loan Documents. We are pleased to provide the Committed Line hereunder and look forward to the ongoing development of our relationship.

                                             Sincerely,

                                             STATE STREET BANK AND
                                               TRUST COMPANY, as Bank


                                             By: /s/ JAMES H. REICHERT
                                                 -------------------------------
                                             Name: James H. Reichert
                                             Title: Vice President

ACKNOWLEDGED AND ACCEPTED:
-------------------------

WITNESS:                                     THE JAPAN FUND, INC., as Borrower


/s/ RAPHAEL MONROE-WISE                      By: /s/ WILLIAM L. GIVENS
 -----------------------------------             ------------------------------
                                             Name: William L. Givens
                                             Title: Chief Executive Officer

Acknowledged:

STATE STREET BANK AND TRUST COMPANY,
as Custodian

By: /s/ JOSEPH L. HOOLEY
    --------------------------------

Title: EXECUTIVE VICE PRESIDENT
       -----------------------------

                                    EXHIBIT A

                                 PROMISSORY NOTE

$5,000,000                                                     December 21, 2007
                                                           Boston, Massachusetts


         For value received, the undersigned hereby promises to pay to State Street Bank and Trust Company (the "BANK"), or order, at the head office of the Bank at 225 Franklin Street, Boston, Massachusetts 02110 in immediately available United States dollars, the principal amount of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), or such lesser original principal amount as shall be outstanding hereunder and not have been prepaid as provided herein, together with interest thereon as provided below. Each Loan shall be payable upon the earliest to occur of (a) the Expiration Date, (b) 60 calendar days following the date on which such Loan is made, or (c) the date on which such Loan otherwise becomes due and payable under the terms of the Loan Agreement referred to below, whether following the occurrence of an Event of Default or otherwise. Interest on the unpaid principal amount outstanding hereunder shall be payable at the rates and at the times as set forth in the Loan Agreement and shall be computed as set forth in the Loan Agreement. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, including holidays or other days on which the Bank is not open for the conduct of banking business.

         All Loans hereunder and all payments on account of principal and interest hereof shall be recorded by the Bank. The entries on the records of the Bank (including any appearing on this Note), absent manifest error, shall govern and control as to amounts outstanding hereunder, provided that the failure by the Bank to make any such entry shall not affect the obligation of the undersigned to make payments of principal and interest on all Loans as provided herein and in the Loan Agreement.

         Following the occurrence of an Event of Default, unpaid principal on any Loan, and to the extent permitted by applicable law, unpaid interest on any Loan, shall thereafter bear interest, compounded monthly and be payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such Loan under the Loan Agreement.

         This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain letter agreement dated December 21, 2007 by and between the undersigned and the Bank (herein, as the same may from time to time be amended, restated, supplemented, modified or extended, referred to as the "LOAN Agreement"). All terms not otherwise defined herein shall be used as defined in the Loan Agreement.

         The undersigned may at its option prepay all or any part of the principal of this Note subject to the terms of the Loan Agreement. Amounts prepaid may be reborrowed subject to the terms of the Loan Agreement.

         Each of the undersigned maker and every endorser and guarantor hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this Note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of any of the undersigned or any such endorser or guarantor. No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. The foregoing will not impair the undersigned maker's rights and defenses under the Loan Agreement.

         This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

WITNESS:                     THE JAPAN FUND, INC.


/s/ NANCY L. CONLIN                              By: /s/ WILLIAM L. GIVENS
--------------------------------                     ---------------------------
                                                 Name: William L. Givens
                                                 Title: Chief Executive Officer

                   SCHEDULE I TO NOTE DATED ___________, 2007


DATE OF       AMOUNT OF    AMOUNT OF PRINCIPAL    OUTSTANDING
 LOAN         PRINCIPAL    PAID                   BALANCE       NOTATION MADE BY
-------       ---------    -------------------    -----------   ----------------

                                 ADVANCE/PAYDOWN
                    REQUEST AND COMPLIANCE CONFIRMATION FORM

DATE:

                 ---------------------------------------------------------------

TO:              STATE STREET BANK AND TRUST COMPANY
                 ---------------------------------------------------------------

ATTN:            LOAN OPERATIONS CUSTOMER SERVICE UNIT
                 telephone 617-937-8806 or 617-937-8808; fax 617-937-8844
                 ---------------------------------------------------------------

FROM:            THE JAPAN FUND, INC.
                 ---------------------------------------------------------------
                 (Fund # ___________)       (DDA # ____________)

                  In connection with the letter agreement dated ______________, 2007 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the "AGREEMENT"), please increase/reduce (circle one) the outstanding balance by $__________. Any requested Loan should be recorded on the books of the Borrower with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1. This is a (check one): ___ Loan Advance Request ____ Paydown Notification ____ Weekly Compliance Confirmation ___

2. The proceeds of any requested Loan will be used only to the extent consistent with and not prohibited by the Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default of Event of Default has occurred under the Agreement.

3. All of the representations and warranties of the undersigned Borrower set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

4. The Borrower is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and no Default will exist after giving effect to the making of any requested Loan.

5.       The following amounts and statements are true as of __________, 20__:

         (a)   Adjusted Net Assets of the Borrower:

               (i)   Total Assets of the Borrower          $
                                                           ----------
               (ii)  Total Liabilities (excluding
                     Indebtedness for borrowed money)
                     of the Borrower                       $
                                                            ----------
               (iii) without duplication, the value of any
                     segregated assets or assets otherwise
                     subject to any pledge or other
                     encumbrance                           $
                                                           ----------
               (iv)  item (a)(i) LESS item (a)(ii) LESS item
                     (a)(iii)                                        $
                                                                      ----------

         (b)  10% of item (a)(iv)                                    $
                                                                     ----------
         (c)      (i)   Beginning Loan Balance:             $
                                                            ----------
                  (ii)  Paydown Amount (if any):            $
                                                            ----------
                  (iii) Requested Loan (if any)             $
                                                            ----------
                  (iv)  Requested Loans Balance ((i)
                  MINUS (ii) or (i) PLUS (iii)):                     $
                                                                     ----------

         (d)  The aggregate outstanding principal amount of
         Indebtedness of the Borrower other than the Loans as
         of the date hereof                                          $
                                                                     ----------

          (e)  Total Indebtedness ((c)(iv) plus (d)):                $
                                                                     ----------

6. The amount set forth in 6(e) above does not exceed the lesser of (a) the amount set forth in 6(b) above, or (b) the maximum amount which the Borrower is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the Borrower, any agreement of the Borrower with any foreign, federal, state or local securities division to which the Borrower is subject, any other applicable agreement or document to which the Borrower is a party or any law, rule or regulation applicable to the Borrower.

7. The amount set forth in 6(c)(iv) above does not exceed the Committed Line Amount, and the aggregate principal amount of Loans outstanding to the Borrower under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount.

8. The undersigned is a duly authorized officer of the Borrower with authority to execute and deliver this document to the Bank and request the Loan described herein.

                                             THE JAPAN FUND, INC.

                                          By:
                                                -------------------------------
                                          Name:
                                                -------------------------------
                                          Title
                                                -------------------------------
                                          Date:
                                                -------------------------------

                                    EXHIBIT C

                                  INDEBTEDNESS

                        [To be provided by the Borrower.]

                                    EXHIBIT D

                                  ENCUMBRANCES

                        [To be provided by the Borrower.]

                                    EXHIBIT E

                                   LITIGATION

                        [To be provided by the Borrower.]